Exhibit 10.3

FI N° 86508, FI N° 87226, FI N° 92628, and FI N° 82693

Serapis N° 2016-0480

Curetis (EGFF)

Guarantee and Indemnity Agreement

between

European Investment Bank

and

OpGen, Inc.

Location: Luxembourg City, Luxembourg and Gaithersburg, Maryland, United States of America

on 9 July 2020

This Guarantee and Indemnity Agreement (this "Guarantee") is made as a deed on 9 July 2020 by:

The European Investment Bank having its Head Office at 100, boulevard Konrad Adenauer, L-2950 Luxembourg-Kirchberg, Grand Duchy of Luxembourg, represented by

Garth Grisbrook, Head of Division

and

Imanol Lecue Gurtubay, Legal Counsel

of the first part, and

(the Bank”)

OpGen, Inc. a company incorporated under the laws of the State of Delaware having its principal executive office at 708 Quince Orchard Road, Gaithersburg Maryland 20878, USA by Oliver Schacht, Ph.D. its President & Chief Executive Officer and Timothy Dec its Chief Financial Officer both of whom are authorised signatories,

(the “Guarantor”)

of the second part.

WHEREAS:

(A)	By an agreement (hereinafter called the "Finance Contract") dated 12 December 2016 and made between the Bank and Curetis GmbH, a company incorporated in Germany, having its registered office at Max-Eyth-Strasse 42, 71088 Holzgerlingen, Germany (the "Borrower"), as amended and restated pursuant to: (1) an amendement and restatement agreement (the ”First Amendement and Restatement Agreement”) dated 20 May 2019 (the Finance Contract as amendmed and restated pursuant to the First Amendment and Restatement Agreement being the "First Amended and Restated Fiannce Contract"); and (2) a Second Amendment and Restatement Agreement (the "Second Amendment and Restatement Agreement") dated on or about the date of this agreement and made between, amongst others, the Bank, the Borrower and the Guarantor (the First Amended and Restated Finance Contract as amended by the Second Amendment and Restatement Agreement being the “Amended and Restated Finance Contract”), the Bank has agreed to establish in favour of the Borrower a credit in an amount of EUR 30,000,000 (thirty million euros).

(B)	The obligations of the Bank under the Amended and Restated Finance Contract are conditional upon:

a.	Ares Genetics GmbH (a limited liability company incorporated in Austria withits registered seat in Vienna, Austria and its business address at Karl-Farkas-Gasse 18, A-1030 Vienna, Austria and registered with the companies register of the Commercial Court Vienna under registration number FN 468899 h ("Ares Genetics") entering into a guarantee and indemnity agreement with the Bank in respect of the Borrower's obligations under the Existing Finance Contract (the "Ares Genetics Third Guarantee"); and

b.	the Guarantor entering into this guarantee and indemnity agreement with the Bank in respect of the Borrower's obligations under the Amended and Restated Finance Contract.

(C)	Execution of this guarantee has been duly authorised by the Guarantor.

(D)	In this Guarantee:

(a)	references to Articles, Recitals and Annexes are, save as explicitly stipulated otherwise, references respectively to articles of, and recitals and annexes to, this Guarantee;

(b)	unless the context otherwise requires, words denoting the singular include the plural and vice versa;

(c)	a reference (i) to an amendment or to an agreement being amended includes a supplement, variation, assignment, novation, restatement or re-enactment, and (ii) to an agreement shall be construed as a reference to such agreement as it may be amended, supplemented or restated from time to time;

(d)	the headings are inserted for convenience of reference only and shall not affect the interpretation of this Guarantee;

(e)	any reference to "law" means any law (including, any common or customary law) and any treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgment, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which has the force of law or the compliance with which is in accordance with general practice in such jurisdiction;

(f)	any reference to a provision of law is a reference to that provision as from time to time amended or re-enacted;

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(g)	a reference to a "person" includes any person, natural or juridical entity, firm, company, corporation, government, state or agency of a state, statutory body, or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing and references to a "person" include its successors in title, permitted transferees and permitted assigns;

(h)	"including" and "include" shall be deemed to be followed by "without limitation" where not so followed; and

(i)	references to the "Existing Finance Contract" are, until such time as the Effective Date has occurred, to the First Amended and Restated Finance Contract and, on and from the Effective Date, to the Amended and Restated Finance Contract.

NOW THIS DEED OF GUARANTEE WITNESSETH as follows:

ARTICLE 1

Existing Finance Contract and Amended and Restated Finance Contract

1.01	The Guarantor acknowledges notice of the provisions of the Second Amendment and Restatement Agreement, the First Amended and Restated Finance Contract and the Amended and Restated Finance Contract, and confirms its acceptance of the provisions thereof. Unless otherwise defined herein, capitalised terms used herein and defined in the Amended and Restated Finance Contract (whether or not the Effective Date has occurred) shall have the same meaning where used herein. In addition, "Effective Date" shall have the meaning given to that term in the Second Amendment and Restatement Agreement.

ARTICLE 2

Guarantee

2.01	In consideration of the Bank entering into the Second Amendment and Restatement Agreement, the Guarantor hereby irrevocably and unconditionally guarantees to the Bank the due and punctual payment and performance of all present, future and contingent, express or implied debts, obligations and liabilities (including without limitation, principal, interest, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Guarantor, Ares Genetics, the Borrower or any other guarantor or surety, expense, commission, indemnity or other sum) of the Borrower (whether solely or jointly with one or more persons and whether as principal or as surety or in some other capacity and whether originally owing to that person claiming performance or acquired by that person from someone else) to the Bank under or in connection with the Existing Finance Contract (collectively, the "Liabilities", and each, a "Liability") and the payment of all Guaranteed Sums in accordance with the Existing Finance Contract. The Guarantor undertakes that, if the Borrower should fail to pay or otherwise discharge any Guaranteed Sum or any Liability to the Bank in accordance with the Existing Finance Contract whether upon the normal due date, upon acceleration or otherwise, the Guarantor shall unconditionally pay the sum in question to the Bank on demand in full and without set-off (including against the Borrower or the Bank) as if the Guarantor were the principal obligor, in the currency specified in the Existing Finance Contract and to the account specified by the Bank (unless such payment is subject to any withholding tax or similar deductions, in which case the Guarantor will pay an additional amount so that the Bank receives the full amount it would have received if no deductions were due). Notwithstanding anything to the contrary in the foregoing, and notwithstanding anything else set forth herein, the Guarantor’s liability with respect to the Guaranteed Sum shall not exceed an amount equal to the largest amount that would not render the Guarantor’s obligations hereunder subject to avoidance under Section 548 of the US Bankruptcy Code or any equivalent provision of any other comparable law.

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For the purposes of this Guarantee, a "Guaranteed Sum" means an amount equal to 100% (one hundred percent) of the outstanding principal, interest (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Guarantor, Ares Genetics, the Borrower or any other guarantor or surety), expense, commission, indemnity or other sum owed by the Borrower to the Bank then outstanding under the Existing Finance Contract (whether actual or contingent, and references to the Guaranteed Sum include references to any part of it).

The Guarantor further agrees and undertakes to pay interest to the Bank at the rate and on the terms specified in the Existing Finance Contract for payment of overdue sums on all overdue sums demanded under this Guarantee (before and after any judgment and including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Guarantor, Ares Genetics, the Borrower or other guarantor or surety) from the due date thereof until the date of receipt of such sum by the Bank, provided that if and to the extent that interest is accruing on any Guaranteed Sum under the Exsting Finance Contract itself at the rate specified in Article 3.03 (Interest on overdue sums) of the Existing Finance Contract then payment of the relevant Guaranteed Sum together with such accrued interest shall satisfy the obligation of the Guarantor hereunder in respect of the relevant Guaranteed Sum and no additional interest shall accrue under this paragraph on such amount.

2.02	The obligations of the Guarantor hereunder are those of a primary obligor and not merely those of a surety. Neither the obligations of the Guarantor under this Guarantee nor the rights, powers or remedies conferred upon the Bank in this Guarantee or by law shall be impaired, discharged or otherwise affected by reason of:

(a)	any illegality, invalidity, ineffectiveness or unenforceability in or of the terms of any Finance Document or any other security for the Liabilities;

(b)	any disability, incapacity or lack of power, authority or legal personality or change in status or constitution of the Borrower, Ares Genetics, the Bank or any other person;

(c)	any winding-up, dissolution, administration, re-organisation, liquidation, insolvency or other similar procedure in respect of the Borrower, Ares Genetics, the Guarantor or any other person or any change in the status, function, control or ownership of the Borrower, Ares Genetics, the Guarantor or of any other person or the claiming, proving for, accepting or transferring any payment in respect of the Guaranteed Sum in any winding-up, dissolution, administration, re-organisation, liquidation, insolvency or composition of the Borrower, Ares Genetics, the Guarantor or any other person or abstaining from so claiming, proving for, accepting or transferring;

(d)	any time or other indulgence agreed or granted by the Bank or any arrangement entered into or composition accepted by the Bank, varying the rights of the Bank under any Finance Document or any other security arrangement;

(e)	any release of the Borrower, Ares Genetics or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(f)	any forbearance or delay on the part of the Bank in asserting any of its rights against the Borrower under under the Existing Finance Contract or any other Finance Document, or against any party to a Guarantee Agreement under the Guarantee Agreement to which that person is a party;

(g)	any other guarantee or Security which the Bank now has or may hereafter acquire with respect to the Borrower's or any other person’s obligations under the Existing Finance Contract, any Finance Document, or any related agreement including, but not limited to any Guarantee Agreement;

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(h)	any amendment to, or any variation, waiver, assignment, novation, supplement, extension, restatement, replacement or release of (in each case, however fundamental and whether or not more onerous), the Existing Finance Contract, any Guarantee Agreement, any other Finance Document or any other document or security (including, without limitation, any change in the purpose, time, manner or place of payment, any extension of or any increase in any facility or the addition of any new facility under the Existing Finance Contract), the Guaranteed Sums or the Liabilities or any of them or any security (or of any person thereunder) held by the Bank in respect thereof;

(i)	the taking, acceptance, variation, compromise, exchange or renewal of any security or any total or partial failure to take or perfect any security proposed to be taken in respect of any Guaranteed Sums or Liabilities or any total or partial failure to realise the value of, or any surrender, release, discharge, exchange or substitution of, any security held by the Bank in respect of any Guaranteed Sum or Liabilities or any non-presentation or non-observance of any formality or other requirement in respect of any instrument; or

(j)	any other act, event, omission or circumstance, which, but for this Article 2.02, might otherwise discharge, impair or otherwise affect any of the obligations of the Guarantor contained in this Guarantee or any of the rights, powers or remedies conferred upon the Bank by this Guarantee or by law.

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Bank including, but not limited to, each Guarantee Agreement.

The Guarantor shall comply, mutatis mutandis, with all covenants set out in the Existing Finance Contract which refer directly or indirectly (including by means of requiring the Borrower to procure that the other Obligors comply with such covenants) to the Guarantor as if such covenants were incorporated into this Guarantee and were expressed to be incumbent upon the Guarantor.

2.03	As an independent, continuing and primary obligation additional to and separate from those set out in Articles 2.01 and 2.02, and without prejudice to the validity or enforceability of those obligations, the Guarantor unconditionally and irrevocably undertakes (as a primary obligor and not merely as surety) that, if any Guaranteed Sum should not be recoverable in whole or in part from the Guarantor under Article 2.01 for whatsoever reason (including as a result of the Existing Finance Contract or any of the Guaranteed Sums being or becoming void, voidable, unenforceable or ineffective as against the Borrower for any reason whatsoever) and whether or not the reason may have been known to the Bank or any other person at any material time, the Guarantor shall as if the Guarantor were a sole and independent obligor, fully indemnify, compensate and hold harmless the Bank by way of a full indemnity for all costs, losses, damages, expenses, claims or liabilities resulting from: (a) the failure of the Borrower to duly and punctually make payment of any Guaranteed Sum in the amount and currency provided for by or pursuant to the Existing Finance Contract whether upon the normal due date, upon acceleration or otherwise; or (b) any Liability being or becoming void, voidable, unenforceable or ineffective as against the Borrower for any reason whatsoever, whether or not known to the Bank, the amount of such loss being the amount which the Bank would have been entitled to recover from the Borrower but for such Liability being or becoming void, voidable, unenforceable or ineffective as against the Borrower.

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2.04	This Guarantee is a continuing security and the obligations of the Guarantor under this Guarantee shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever, and shall endure until all Guaranteed Sums have been fully and finally paid or discharged and shall not be released or discharged by any intermediate payment or settlement of the Guaranteed Sums or of any of them or by any intermediate satisfaction of all or any of the obligations of the Borrower in relation to any of the Liabilities. This Guarantee shall continue in full force and effect until final payment in full of all amounts owing by the Borrower in respect of the Liabilities and total satisfaction of all the Borrower's actual and contingent obligations in relation to the Liabilities. No payment or discharge which may be avoided under any enactment relating to insolvency, bankruptcy, voluntary or involuntary dissolution or winding up of the Borrower, Ares Genetics, the Guarantor or any other person, no payment or discharge made or given which is subsequently avoided and no release, return, cancellation or discharge of this Guarantee given or made or any other agreement reached between the Bank and the Guarantor on the faith of any payment or discharge aforesaid shall constitute discharge of the Guarantor under this Guarantee or prejudice or affect the Bank's right to recover from the Guarantor to the full extent of this Guarantee, and any such discharge, release, return, cancellation or agreement shall be deemed always to have been void. This is a guarantee of payment and not a deficiency guarantee. The originals of this Guarantee which are in the possession of the Bank shall remain the property of the Bank after any release, cancellation or discharge of this Guarantee.

2.05	If any discharge, release or arrangement (whether in respect of the obligations of the Borrower or any security for those obligations or any Guarantee Agreement or otherwise) is made by the Bank in whole or in part on the faith of any payment security or other disposition which is avoided or must be restored in an insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

2.06	Any money received, recovered or realised in connection with this Guarantee (including the proceeds of any conversion of currency) may be placed by the Bank in its discretion to the credit of a suspense or impersonal interest bearing account, with a view to preserving the right of the Bank to prove for the whole of the claims against the Borrower or may be applied by the Bank in or towards satisfaction of such of the Guaranteed Sums as the Bank in its absolute discretion may from time to time determine; provided, however, that if any such money, being freely disposable by the Bank, is not applied towards satisfaction of the Guaranteed Sums for which payment of the money was made hereunder, the Guarantor's responsibility in respect of the Guaranteed Sums shall be discharged to the extent of such payment and the interest accrued thereon.

2.07	The Guarantor agrees that until all the Guaranteed Sums have been irrevocably fully paid or discharged and so long as the Borrower is under any actual or contingent obligations in respect of the Liabilities, the Guarantor shall:

(a)	not exercise any rights which it may at any time have by reason of performance by it of its obligations under this Guarantee or by reason of any amount being payable, or liability arising, under this Guarantee to:

(i)	be indemnified by the Borrower, or Ares Genetics or to receive any collateral from the Borrower or Ares Genetics; and/or

(ii)	claim any contribution from any other guarantor of any of the Liabilities or Guaranteed Sums, including, without limitation Ares Genetics; and/or

(iii)	take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Bank in respect of any of the Liabilities or Guaranteed Sums or of any other security, or any Guarantee Agreement, taken by the Bank pursuant to, or in connection with, any of the Liabilities or Guaranteed Sums; and/or

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(iv)	bring any legal or other proceedings for an order requiring the Borrower or Ares Genetics to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity pursuant to this Guarantee; and/or

(v)	exercise any right of set-off against the Borrower or Ares Genetics; and/or

(vi)	claim or prove as a creditor of the Borrower or Ares Genetics in competition with the Bank;

(b)	not seek to enforce any obligation owed to it by the Borrower or Ares Genetics (including rights of set-off) which arises by virtue of the discharge by the Guarantor of its obligations hereunder and if the Guarantor receives any benefit, payment or distribution in relation to or as a result of discharging its obligations hereunder it will promptly pay an equal amount to the Bank;

(c)	pay to the Bank all dividends or distributions in liquidation or otherwise received by it from or for the account of the Borrower or Ares Genetics in respect of any obligation referred to in paragraph (b) above; the Bank shall apply such sums to reduce the outstanding Guaranteed Sums in such sequence as it may decide;

(d)	have no right of subrogation to the rights of the Bank under the Existing Finance Contract, any Guarantee Agreement, any other Finance Document or any related security arrangement;

(e)	comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of England and Wales and the jurisdiction of incorporation of the Guarantor to enable the Guarantor lawfully to enter into and perform its obligations under this Guarantee and to ensure the legality, validity, enforceability and admissibility in evidence in England and Wales of this Guarantee;

(f)	not take any action which would cause any of the representations made in Article 5 below to be untrue at any time during the continuation of this Guarantee; and

(g)	notify the Bank of the occurrence of any event which results in or may reasonably be expected to result in any of the representations made in Article 5 below being untrue when made or when deemed to be repeated.

2.08	If the Guarantor receives any benefit, payment or distribution in relation to any of the rights set out in Article 2.07(a)(i) to (vi), the Guarantor shall hold on trust for the Bank that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Bank by the Borrower, Ares Genetics and/or the Guarantor under or in connection with the Existing Finance Contract, this Guarantee and/or any other Finance Document to be repaid in full and shall promptly pay or transfer the same to the Bank as the Bank may direct.

2.09	The Guarantor acknowledges: (i) that it has entered into this Guarantee on the basis of its own assessment of the Borrower and any security provided, and (ii) that it has not been induced to enter into this Guarantee by any representation made by the Bank. The Bank is not obliged to report to the Guarantor on the financial position of the Borrower, Ares Genetics or of any other guarantor or on any security provided. The Bank shall have no liability to the Guarantor for granting or disbursing the Loan, for cancelling or suspending, or not cancelling or suspending the Credit or for demanding or not demanding prepayment under the Existing Finance Contract (or any other Finance Document) or for performing its obligations, or exercising or not exercising its rights, under the Existing Finance Contract (or any other Finance Document).

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2.10	The obligations of the Guarantor contained in this Guarantee shall be in addition to, independent of and in no way prejudiced by any other security or any other guarantee, including, without limitation, each Guarantee Agreement, that the Bank holds or may at any time hold in relation to any of the Liabilities or the Guaranteed Sums.

2.11	The Bank may set off any matured obligation due from the Guarantor under this Guarantee (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Guarantor regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

2.12	The Guarantor shall not either in a single transaction or in a series of transactions, whether related or not and whether voluntarily, or involuntarily, dispose of all or any part of the Guarantor’s business, undertaking or assets, unless:

(a)	with the prior written consent of the Bank; or

(b)	such disposal is a Permitted Disposal.

2.13	The Guarantor shall comply in all respects with all laws and regulations to which it or the Project is subject.

2.14	The Guarantor shall procure that no substantial change is made to the core business of the Guarantor as a whole from that carried on at the date of this Guarantee.

2.15	The Guarantor shall not enter into any amalgamation, demerger, merger or corporate reconstruction, unless:

(a)       with the prior written consent of the Bank; or

(b)	such amalgamation, demerger, merger or corporate reconstruction is a Permitted Merger.

2.16	The Guarantor shall not invest in or acquire any entity or a business going concern or an undertaking (whether whole or substantially the whole of the assets or business), or any division or operating unit thereof, or any shares or securities of any entity or a business or undertaking (or in each case, any interest in any of them) (or agree to any of the foregoing), unless:

(a)       with the prior written consent of the Bank; or

(b)       such acquisition is a Permitted Acquisition.

2.17	The Guarantor shall not incur any Indebtedness, unless:

(a)       with the prior written consent of the Bank; or

(b)       such Indebtedness is Permitted Indebtedness.

2.18	The Guarantor shall not issue or allow to remain outstanding any guarantees in respect of any liability or obligation of any person unless:

(a)       with the prior written consent of the Bank; or

(b)       such guarantees are Permitted Guarantees.

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2.19	The Guarantor shall not declare or distribute dividends, or return or purchase shares unless:

(a)	with the prior written consent of the Bank; or

(b)	such payments are Permitted Payments.

2.20	The Guarantor shall ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor, including expenditures in connection with the Project, in accordance with GAAP as in effect from time to time.

2.21	The Guarantor shall not (and the Guarantor shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets other than Permitted Security.

2.22	For the purposes of Article 2.21, the term Security shall also include any arrangement or transaction on assets or receivables or money (such as the sale, transfer or other disposal of assets on terms whereby they are or may be leased to or re-acquired by the Guarantor or any other member of the Group, the sale, transfer or otherwise dispose of any receivables on recourse terms or any arrangement under which money or the benefit of a bank account or other account may be applied or setoff or any preferential arrangement having a similar effect) in circumstances where the arrangement or transaction is entered into primarily as a method of raising credit or of financing the acquisition of an asset.

2.23	The Guarantor shall notify the Bank of any Event of Default under the Existing Finance Contract promptly upon becoming aware of its occurrence.

ARTICLE 3

Enforcement of Guarantee

3.01	A notice from the Bank as to any default by the Borrower in the payment of any Guaranteed Sum which sets out the basis of the calculation in reasonable detail shall be conclusive against the Guarantor save in the event of a manifest or proven error.

3.02	The Guarantor undertakes to pay all sums due hereunder in full, free of set-off or counterclaim.

3.03	The Bank shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of the Guarantor by this Guarantee or by law to:

(a)	take any action or obtain judgment in any court against the Borrower or Ares Genetics;

(b)	make demand of the Borrower or Ares Genetics;

(c)	make or file any claim or proof in a winding-up or dissolution of the Borrower or Ares Genetics;

(d)	enforce or seek to enforce any security taken in respect of any of the obligations of the Borrower in respect of the Guaranteed Sums or Liabilities; or

(e)	have recourse to any other guarantee, including, without limitation, any Guarantee Agreement,

and the Guarantor waives any right it may have of first requiring the Bank (or any trustee or agent on its behalf) to proceed against or enforce or exhaust any other rights or security or claim payment from any person, including, without limitation, Ares Genetics, before claiming from the Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of the Existing Finance Contract or Finance Document to the contrary.

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3.04	Where any Guaranteed Sums are due hereunder, the Guarantor may pay to the Bank all outstanding Guaranteed Sums, including sums arising under Article 3.03 (Interest on overdue sums) of the Existing Finance Contract in settlement of its obligations hereunder. If the Guarantor makes such payment, the Bank shall, upon the request and at the expense of the Guarantor, use reasonable endeavours to promptly assign to the Guarantor the Bank's rights under the Existing Finance Contract and under any security therefor.

ARTICLE 4

Information and Site Visits

4.01	Information concerning the Guarantor

4.01A	Financial Statements

The Guarantor shall deliver to the Bank:

(a)	as soon as they become publically available but in any event within 180 days after the end of each of its financial years, the Group's audited consolidated and unconsolidated annual report, balance sheet, profit and loss account and auditors' report for that financial year;

(b)	as soon as they become publicly available but in any event within 120 days after the end of the Group's relevant accounting periods, the Group's interim consolidated semi-annual or quarterly reports, balance sheet and profit and loss account for the first half-year or each of the first three quarters of each of its financial years; and

(c)	from time to time, such further information on its general financial situation as the Bank may reasonably require or such certificates of compliance with the representations of Article 2 as the Bank may deem necessary.

4.01B	Requirements as to Financial Statements

(a)	Each set of financial statements delivered by the Guarantor pursuant to Article 4.01A shall be certified by an officer of the Guarantor as giving a true and fair view of its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Guarantor shall procure that each set of financial statements delivered pursuant to Article 4.01A is prepared using US-GAAP.

4.01C	Immediate Information

The Guarantor shall inform the Bank immediately of any:

(a)	material alteration to its constitutional documents;

(b)	fact which obliges it to prepay any financial indebtedness or any European Union funding;

(c)	intention on its part to grant any security over any of its assets in favour of a third party, other than Permitted Security;

(d)	intention on its part to relinquish ownership of any material component of the Project;

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(e)	fact or event that is reasonably likely to prevent the substantial fulfilment of any obligation of the Guarantor under this Guarantee;

(f)	event listed in Article 10.01 (Right to demand repayment) of the Existing Finance Contract having occurred or being threatened or anticipated;

(g)	investigation concerning the integrity of the members of the Guarantor’s board of directors, or other administrative body or managers;

(h)	litigation, arbitration or administrative proceedings or investigation which is current, threatened or pending and which if adversely determined result in a Material Adverse Change; and

(i)	change in the total cost of the Project as set out in Recitals (2) and (4) of the Amended and Restated Finance Contract (whether or not the Effective Date shall have occurred) and/or any event or decision in relation to Article 6.03 (Increased cost of Project) of the Existing Finance Contract having occurred or being threatened or anticipated.

4.02	Visits by the Bank

The Guarantor shall allow the Bank, and, when either required by the relevant mandatory provisions of European Union law or pursuant to the EFSI Regulation, the competent European Union institutions including the European Court of Auditors, the European Commission, the European Anti-Fraud Office, as well as persons designated by the foregoing to:

(a)	to visit the sites, installations and works comprising the Project and to conduct such checks relating to the Project as the Bank considers necessary;

(b)	to interview representatives of the Guarantor, and not obstruct contacts with any other person involved in or affected by the Project; and

(c)	conduct such on the spot audits and checks as they may wish and to review the Guarantor’s books and records in relation to the execution of the Project and to be able to take copies of related documents to the extent permitted by the law.

The Guarantor shall provide the Bank, or ensure that the Bank is provided, with all necessary assistance and information for the purposes described in this Article.

In the case of a genuine allegation, complaint or information with regard to Illegal Activities related to the Loan and/or the Project, the Guarantor shall consult with the Bank in good faith regarding appropriate actions. In particular, if it is proven that a third party committed Illegal Activities in connection with the Loan and/or the Project with the result that the Loan or the EFSI financing were misapplied, the Bank may, without prejudice to the other provisions of this Guarantee, inform the Guarantor if, in its view, the Guarantor should take appropriate recovery measures against such third party. In any such case, the Guarantor shall in good faith consider the Bank’s views and keep the Bank informed.

4.03	Disclosure and publication

The Guarantor acknowledges and agrees that the Bank may:

(a)	be obliged to communicate information relating to the Guarantor and the Project to any competent institution or body of the European Union in accordance with the relevant mandatory provisions of European Union law or pursuant to the EFSI Regulation; and

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(b)	publish on its website or produce press releases containing information related to the financing provided pursuant to the Finance Contract with support of the EFSI, including the name, address and country of establishment of the Guarantor, the purpose of the financing and the type and amount of financial support received under the Existing Finance Contract.

ARTICLE 5

Representations and Warranties

5.01	The Guarantor represents and warrants to the Bank that:

(a)	it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and it has the power to carry on its business as it is now being conducted and to own its property and other assets;
(b)	it has the power to execute, deliver and perform its obligations under this Guarantee and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same by it;
(c)	this Guarantee constitutes its legally valid, binding and enforceable obligations;
(d)	the execution and delivery of, the performance of its obligations under and compliance with the provisions of this Guarantee do not and will not:
(i)	contravene or conflict with any applicable law, statute, rule or regulation, or any judgment, decree or permit to which it is subject;

(ii)	contravene or conflict with any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Guarantee; or

(iii)	contravene or conflict with any provision of its constitutional documents;

(e)	the choice of the laws of England and Wales as the governing law of this Guarantee will be recognised and enforced in its jurisdiction of incorporation and any judgment obtained in England and Wales in relation to this Guarantee will be recognised and enforced in its jurisdiction of incorporation;
(f)	under the law of its jurisdiction of incorporation as at the date of this Guarantee it is not necessary that any stamp duty, registration or other tax be paid on or in relation to this Guarantee or that this Guarantee be filed, recorded, registered or enrolled with any court or other authority in that jurisdiction;
(g)	it is not unable to pay its debts as they fall due, including within the meaning of the Insolvency Act 1986, and the entering into of this Guarantee and the performance of its obligations hereunder do not and will not cause it to be or to be deemed to be unable to pay its debts as they fall due;

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(h)	it has not taken any corporate action nor have any other steps been taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or legal proceedings been started or threatened against it for its winding-up, dissolution, administration or reorganisation or any analogous procedure or step or for the appointment of a liquidator, receiver, administrator, administrative receiver, trustee, compulsory manager or similar officer of it or of any or all of its assets or revenues;
(i)	its most recent consolidated audited accounts have been prepared on a basis consistent with previous years and in accordance with US-GAAP consistently applied and have been approved by its auditors as representing a true and fair view of the consolidated financial position and results of its operations for that financial year and accurately disclose or reserve against all liabilities (actual or contingent) at the time when such financial statements were produced and no material adverse change in the business or the consolidated financial condition of the Guarantor has occurred since the date of such accounts;
(j)	its payment obligations under this Guarantee rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally;
(k)	any information provided to the Bank by it or on its behalf for the purposes of and prior to the date of this Guarantee was, as at its date or the date at which it speaks, accurate in all material respects and not misleading in any material respect;
(l)	there has been no Material Adverse Change since the date of this Guarantee;
(m)	no event or circumstance which constitutes or would with the passage of time or giving of notice under the Finance Contract an Event of Default has occurred and is continuing unremedied or unwaived;
(n)	no litigation, arbitration, administrative proceedings or investigation is current or to its knowledge (having made due and careful inquiries) is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it or any of its Subsidiaries any unsatisfied judgment or award;
(o)	it has obtained all necessary Authorisations in connection with the Existing Finance Contract in order to lawfully comply with its obligations hereunder, and the Project and all such Authorisations are in full force and effect and admissible in evidence;
(p)	the Group is the sole legal and beneficial owner and has good title to the assets in respect of the Project, and at the date of this Guarantee, no Security exists over its assets or over those of any other Obligor other than the Permitted Security;
(q)	it is in compliance with Article 6.05(e) of the Existing Finance Contract and to the best of its knowledge and belief (having made due and careful enquiry) no Environmental Claim has been commenced or is threatened against it not previously disclosed to the Bank;
(r)	the Group structure chart is true, complete and accurate in all material respects and represents the complete corporate structure of the Group as at the date of this Guarantee;
(s)	the Guarantor is not required to make any deduction for or on account of any Tax from any payment it may make under this Guarantee;
(t)	to the best of its knowledge, no funds invested in the Project by the Guarantor or by its controlling entities or by another member of the Group are of illicit origin, including products of money laundering or linked to the financing of terrorism. The Guarantor shall promptly inform the Bank if at any time it becomes aware of the illicit origin of any such funds;
(u)	all Tax returns required to have been filed by it or on its behalf under any applicable law have been filed when due and contain the information required by applicable law to be contained in them;
(v)	it has paid when due all Taxes payable by it under applicable law except to the extent that it is contesting payment in good faith and by appropriate means;

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(w)	with respect to Taxes which have not fallen due or which it is contesting, it is maintaining reserves adequate for their payment and in accordance, where applicable, with US-GAAP;
(x)	it is in compliance with all applicable United States of America (and each State thereof) and European Union legislation, including any applicable anti-corruption legislation;
(y)	it is in compliance with all undertakings under Article 2; and
(z)	it has acquainted itself with this Guarantee and determined that it is in its best commercial interest and consistent with its purpose of operations to enter into this Guarantee.
5.02	The representations and warranties set out in Article 5.01 above shall survive the execution of this Guarantee and are, with the exception of the representations set out in paragraph (f), (l) and (r) above, deemed repeated on each Scheduled Disbursement Date, on the date on which any Disbursement Request is submitted under the Existing Finance Contract on each Payment Date, by reference to the facts and circumstances then prevailing.

5.03	The Guarantor acknowledges that it has made the representations and warranties contained in this Article 5 with the intention of inducing the Bank to enter into the Second Amendment and Restatement Agreement and that the Bank has entered into the Second Amendment and Restatement Agreement and has accepted this Guarantee as security for the Existing Finance Contract on the basis of, and in full reliance on, each of such representations and warranties. The Guarantor warrants that it has no knowledge of any additional facts or matters the omission of which makes any of such representations and warranties misleading or which would or might reasonably be expected to affect the judgment of a prospective lender regarding lending to the Borrower or accepting this Guarantee as security for the Existing Finance Contract.

5.04	The Guarantor or a Subsidiary of the Guarantor shall in aggregate maintain not less than 100% (one hundred per cent) of the share capital, directly or indirectly, of the Borrower, unless prior written consent of the Bank is received by the Guarantor.

ARTICLE 6

Taxes, Charges and Expenses

6.01	The Guarantor shall bear its own costs of execution and implementation of this Guarantee and, without prejudice to the terms of Article 2, the Guarantor shall hold harmless and indemnify the Bank against all:

(a)	taxes and fiscal charges, legal costs and other expenses incurred by the Bank in the negotiation, execution, amendment, implementation or enforcement of this Guarantee; and

(b)	documented losses, charges and expenses to which the Bank may be subject or which it may properly incur under or in connection with the recovery from any person of sums expressed to be due under or pursuant to the Amended and Restated Finance Contract (whether or not the Effective Date has occurred), in each case together with interest from the date such losses, charges, costs and/or expenses were incurred to the date of payment at such rates as the Bank may reasonably determine.

6.02	Furthermore the Guarantor shall make payments hereunder without withholding or deduction on account of tax or fiscal charges, provided that, if the Guarantor is obliged by law to make any such withholding or deduction, the Guarantor shall gross up the payment to the Bank so that the net sum received by the Bank is equal to the sum the Bank would have received had such withholding or deduction not been applicable.

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ARTICLE 7

Law and Jurisdiction

7.01	Law

This Guarantee, its formation, its construction, its termination and its validity and any non-contractual obligations arising out of or in connection with this Guarantee shall be governed by and construed in all respects in accordance with the laws of England and Wales.

7.02	Jurisdiction

(a)	The courts of England and Wales have exclusive jurisdiction to settle any dispute (a "Dispute") arising out of or in connection with this Guarantee (including a dispute regarding the existence, validity or termination of this Guarantee or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Guarantee.

(b)	The parties agree that the courts of England and Wales are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

(c)	This Article 7.02 is for the benefit of the Bank only. As a result and notwithstanding Article 7.02(a), it does not prevent the Bank from taking proceedings relating to a Dispute (including a dispute relating to the existence, validity or termination hereof or any non-contractual obligation arising out of or in connection with this Guarantee) in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

7.03       Service of Process

Without prejudice to any other mode of service allowed under any relevant law, the Guarantor hereby irrevocably appoints Vistra (UK) Ltd., 3rd Floor 11-12 St Jamses's Square London, London, SW1Y 4LB, United Kingdom as its agent of service for the purposes of accepting service on its behalf of any writ, notice, order, judgment or other legal process. The Guarantor agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

7.04       Invalidity

If any provision hereof is invalid, such invalidity shall not prejudice any other provision hereof.

7.05       No assignment

The Guarantor shall not assign all or any part of its rights or benefits under this Guarantee.

ARTICLE 8

Final Clauses

8.01	Currency Conversion

The Bank may convert any money received or realised by it under or pursuant to this Guarantee which is not in the currency in which such sums are due and payable from that currency into the currency in which such sum is due at the rate published by the European Central Bank in Frankfurt, Germany, for the relevant conversion, available on or shortly before conversion at any time and from time to time as the Bank shall decide, or, if such rate is not available, at the then prevailing commercial rate of exchange, as determined by the Bank.

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8.02	Invalidity

If at any time any term of this Guarantee is or becomes illegal, invalid or unenforceable in any respect, or this Guarantee is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Guarantee or the effectiveness in any other respect of this Guarantee in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Guarantee or the effectiveness of this Guarantee under the laws of such other jurisdictions.

8.03	Remedies and Waivers

No failure by the Bank to exercise, or any delay by the Bank in exercising, any right or remedy under this Guarantee shall operate as a waiver thereof nor shall any single or partial exercise of any such right or remedy prevent any further or other exercise thereof or the exercise of any other such right or remedy.

8.04	Rights Cumulative

The rights and remedies provided by this Guarantee in favour of the Bank are cumulative and not exclusive of any rights or remedies provided by law.

8.05	Notices

Notices and other communications given hereunder to the Guarantor or to the Bank shall be sent by fax (which shall be deemed to have been received on receipt of transmission), registered letter or hand-delivered (which, shall be deemed to have been received by the other party on the date of delivery), in each case addressed to the relevant party at its address set out below or at such other address as the relevant party shall have previously notified to the other parties in writing as its new address for such purpose, provided that any notice to be served on the Bank shall be effective only when actually received by the Bank, marked for the attention of the department or officer specified by the Bank for such purpose:

FOR the Bank:	100, boulevard Konrad Adenauer L-2950 Luxembourg Attn: TMR Email: tmr-tm-esdassistants@eib.org Fax: +352 43 79 67397

FOR the Guarantor:	708 Quince Orchard Road Gaithersburg Maryland 20878 USA Attn: CEO Email: oschacht@opgen.com Fax: +1 301.869.9684

8.06       Assignments and Successors

The Bank may at any time assign all or any of its rights and benefits under this Guarantee to any person to whom the Bank novates or assigns its rights under the Existing Finance Contract and this Guarantee shall remain in effect despite any amalgamation or merger (however effected) relating to the Bank. References to the Bank shall be deemed to include any assignee or successor in title of the Bank and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Bank under this Guarantee or to which under such laws the same have been transferred.

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8.07       Third Party Rights

A person who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Guarantee.

8.08       Counterparts

This Guarantee may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Guarantee by e-mail attachment or telecopy shall be an effective mode of delivery.

8.09	Recitals and Annex

The Recitals form part of this Guarantee.

IN WITNESS WHEREOF this Guarantee has been signed on behalf of the Bank and executed as a deed by the Guarantor and is intended to be and is hereby delivered as a deed on the date first specified above. The parties hereto have caused this Guarantee to be executed in 2 (two) originals in the English language.

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SIGNED by

EUROPEAN INVESTMENT BANK

By: /s/ Garth Grisbrook

Name: Garth Grisbrook

Title: Head of Division

By:  /s/ Imanol Lecue Gurtubay

Name: Imanol Lecue Gurtubay

Title: Legal Counsel

THE GUARANTOR

EXECUTED as a DEED by

By: /s/ Oliver Schacht, Ph.D.

Name: Oliver Schacht, Ph.D.

Title: President & CEO

By:  /s/ Timothy C. Dec

Name: Timothy C. Dec

Title: CFO

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